Exhibit 10.2

DEFERRED COMPENSATION AGREEMENT

This Deferred Compensation Agreement (the “Agreement”) is entered into as of the 24th day of December, 2010, by and between SL Green Realty Corp. (the “Company”) and Stephen L. Green (the “Executive”).

WHEREAS, the Executive has served the Company as the Chairman of the Board of Directors;

WHEREAS, the Company desires to reward the Executive for his past service to the Company and encourage and incentivize the Executive to contribute to the long-term success of the Company; and

WHEREAS, Section 3(d) of the Employment Agreement (as hereinafter defined) provides that the Company shall make certain contributions to a deferred compensation account pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive hereby agree as follows:

1.             Definitions.

“Change-in-Control” shall have the meaning set forth in the Employment Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board of Directors of the Company.

“Deferred Compensation Amount” means an amount equal to (x) the Stock Price on the Trigger Date, multiplied by (y) the number of Stock Units credited to the Account as of the Trigger Date that have vested in accordance with Section 3 as of the Payment Date (as defined in Section 4 below).

“Employment Agreement” means the Amended and Restated Employment and Noncompetition Agreement, dated as of December 24, 2010, by and between the Company and the Executive, as such agreement may be amended from time to time.

“Fair Market Value” per share of Stock as of a particular date means (i) if shares of Stock are then listed on a national securities exchange, the closing sales price per share of Stock on the exchange for the last preceding date on which there was a sale of shares of Stock on such exchange, as determined by the Committee, (ii) if shares of Stock are not then listed on a national securities exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock in such over-the-counter market for the last preceding date on which there was a sale of such shares in such market, as determined by the Committee, or (iii) if shares of Stock are not then listed on a national securities exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where the shares of Stock are so listed or traded, the Committee may make such discretionary determinations where the shares of Stock have not been traded for 10 trading days.

“Initial Contribution Date” means January 1, 2011.

“Stock Units” means the right to receive the value of one share of Stock in accordance with the terms of this Agreement.

“Separation from Service” means the Executive’s “separation from service” from the Company within the meaning set forth in Section 409A of the Code, determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

“Stock” means the common stock of the Company.

“Stock Price” means, as of a particular date, the average of the Fair Market Value of one share of Stock for the ten (10) consecutive trading days ending on, and including, such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date); provided, however, that if such date is the date upon which a Transactional Change-in-Control occurs, the Stock Price as of such date shall be equal to the fair market value in cash, as determined by the Committee, of the total consideration paid or payable in the transaction resulting in the Transactional Change-in-Control for one share of Stock.

“Transactional Change-in-Control” means (a) a Change-in-Control described in clause (i)(A) of the definition thereof in the Employment Agreement, where the “person” or “group” makes a tender offer for the Stock, or (b) a Change-in-Control described in clauses (i)(C)(1) or (2) of the definition thereof in the Employment Agreement.

“Trigger Date” means the earliest of (a) the termination of the Executive’s employment with the Company for any reason and (b) the effective date of a Change-in-Control.

2.             Deferred Compensation Account.  The Company shall establish and maintain an individual bookkeeping account (the “Account”) to record all amounts credited to the Executive pursuant to this Agreement.  On the Initial Contribution Date and on each anniversary thereof during the Employment Period (as defined in the Employment Agreement) that occurs on or before the Trigger Date, the Company shall credit to the Account a number of Stock Units, which, when multiplied by the Stock Price on such date, has an aggregate value equal to $150,000.

3.             Vesting of Stock Units.  The Executive shall become fully vested with respect to Stock Units credited to the Account on the December 31st of the year in which such Stock Units are first credited, subject in each case to the Executive’s continued employment through each applicable vesting date, but subject to accelerated vesting as set forth in the Employment Agreement.

Except as may be provided in the Employment Agreement, upon the termination of the Executive’s employment with the Company for any reason, all Stock Units that have not vested shall thereupon, and with no further action, be forfeited by the Executive.

4.             Payment of Deferred Compensation Amount.  The Company shall pay the Executive (or if applicable, the Executive’s beneficiary) the Deferred Compensation Amount in a lump-sum in cash on a date (the “Payment Date”) that is no later than 30 days following the earliest of (a) the Executive’s death; (b) the date of the Executive’s Separation from Service (or, to the extent necessary to maintain compliance with Section 409A of the Code, the date that is six months and one day after the date of the Executive’s Separation from Service); and (c) the effective date of a Change-in-Control, provided that any such transaction or series of transactions also constitutes a “change in the ownership” of the Company, a “change in the effective control” of the Company or a “change in ownership of a substantial portion of the assets” of the Company, each within the meaning of Section 409A of the Code and the regulations promulgated thereunder.

5.             Dividend Equivalent Rights.  If the Company pays a cash dividend on the Stock and the record date for such cash dividend occurs on or after the Initial Contribution Date and prior to the Trigger Date, then the Executive shall be entitled to a payment in cash, on a current basis, equal to the amount per share of Stock of such cash dividend multiplied by the number of Stock Units credited to the Executive’s Account, and not forfeited pursuant to Section 3 of this Agreement, as of the applicable record date for such cash dividend.

6.             Termination.  This Agreement shall automatically terminate and be of no further force and effect immediately following the payment of the Deferred Compensation Amount and all other amounts due pursuant to Section 5 of this Agreement.

7.             Transferability.  This Agreement is personal to the Executive, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

8.             Tax Withholding.  All payments to the Executive hereunder shall be net of any required Federal, state, and local tax withholding.

9.             Section 409A.  The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.  The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10.           Source of Payments/Unfunded Status.  The Agreement is intended to constitute an unfunded plan.  Any amount due and payable to the Executive or in respect of the Stock Units pursuant to the terms of this Agreement shall be paid solely from the general assets of the Company.  The Executive (and his beneficiary, if applicable) shall not have any interest in any specific asset as a result of this Agreement or any right to payment under the Agreement.  The Company shall not have any obligation to set aside any funds or shares of Stock for the purpose of making any benefit payments under this Agreement.  Nothing contained herein shall give the Executive (or his beneficiary, if applicable) any rights that are greater than those of a general unsecured creditor of the Company.  No action taken pursuant to the terms of this Agreement shall be construed to create a funded arrangement, a plan asset, or fiduciary relationship between the Company and the Executive (or his beneficiary, if applicable).

11.           No Obligation to Continue Employment. The Company is not obligated by or as a result of this Agreement to continue the Executive in employment and this Agreement shall not interfere in any way with the right of the Company to terminate the employment of the Executive at any time.

12.           Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Executive at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

13.           Changes in Stock.  If (i) the Company or its subsidiaries shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or its subsidiaries or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company or its subsidiaries, or any distribution to holders of Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of this Agreement, then the Committee shall take any such action as shall be necessary to maintain the Executive’s rights hereunder so that they are substantially proportionate to the rights existing prior to such event, including, without limitation, adjustments in (A) the number of Stock Units credited to the Account and (B) the Deferred Compensation Amount.

14.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SL GREEN REALTY CORP.

By:	/s/ Andrew S. Levine
Name: Andrew S. Levine
Title: Chief Legal Officer

/s/ Stephen L. Green
Stephen L. Green